EXHIBIT (9)

                         Opinion and Consent of Counsel

                                [Ameritas Life Insurance Corp. of New York Logo]



April 20, 2012



Ameritas Life Insurance Corp. of New York(SM)
1350 Broadway, Suite 2201
New York, NY 10018

Gentleman:

With reference to Post-Effective Amendment No. 4 to Registration Statement Number 333-39240 on Form N-4, filed by Ameritas Life Insurance Corp. of New York and Ameritas Life Of NY Separate Account VA with the Securities and
Exchange Commission covering flexible premium annuity policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. Ameritas Life Insurance Corp. of New York is duly organized and validly existing under the laws of the State of New York and duly authorized by the New York State Department of Financial Services to issue variable annuity policies.

2. Ameritas Life of NY Separate Account VA is a duly authorized and existing separate account established pursuant to the provisions of Section 4240 of the Insurance Statutes of the State of New York.

3. The flexible premium variable annuity policies, subject of said Form N-4 Registration Statement, constitute legal, validly issued and binding obligations of Ameritas Life Insurance Corp. of New York.

I hereby consent to the filing of this opinion as an exhibit to said Post-Effective Amendment No. 4 to the Registration Statement on Form N-4.


Sincerely,

/s/ Robert G. Lange

Robert G. Lange
Director, Vice President, General Counsel & Secretary